Exhibit 99.1

PRESS RELEASE                                                                                                                                                                                                                    SOURCE: WPCS International Incorporated

WPCS Reports Record Revenue and $0.19 EPS for the 2nd Quarter

EXTON, PA - (PR Newswire - First Call) – December 17, 2007) WPCS International Incorporated (NASDAQ: WPCS) a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has reported its financial results for the second quarter ended October 31, 2007.

For the second quarter, WPCS reported total revenue of approximately $28.1 million compared to $17.8 million for the same period a year ago, which represents an increase of approximately 58%.  For the second quarter of FY2008, the reported net income was approximately $1.5 million or $0.19 per diluted share compared to $1.1 million or $0.18 per diluted share for the same period a year ago, which represents a net income increase of approximately 41%.

For the six months ended October 31, 2007, WPCS reported total revenue of approximately $49.9 million compared to $34.2 million for the same period a year ago, which represents an increase of approximately 46%.  For the six months ended October 31, 2007, the reported net income was approximately $2.8 million or $0.35 per diluted share compared to $2.0 million or $0.34 per diluted share for the same period a year ago, which represents a net income increase of approximately 40%.

Andrew Hidalgo, CEO of WPCS International Incorporated, stated: “The management team at WPCS is pleased with the second quarter results. The company met analyst expectations and we are on track in achieving our guidance estimates for fiscal year 2008. The second quarter was the first full quarter for two acquisitions concluded in August 2007. The third quarter will include two new acquisitions concluded in November 2007. At the end of the second quarter, our bid list is approximately $125 million and our backlog stands at approximately $36 million. These figures are very strong. In addition, our balance sheet remains healthy with $11 million in cash and $27.7 million in working capital. Our engineering services continue to be in demand in the U.S., in China and in our newly established operations in Australia. We remain encouraged that FY2008 will be our most successful year thus far.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of wireless technology. The company serves the specialty communication systems and wireless infrastructure sectors and provides services that include site design, technology integration, electrical contracting, construction and project management for corporations, government entities and educational institutions worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

Carol Lindley
WPCS International Incorporated
610-903-0400 x100
ir@wpcs.com

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2007	2006	2007	2006

REVENUE	$28,105,044	$17,753,044	$49,921,050	$34,189,322

COSTS AND EXPENSES:
Cost of revenue	20,646,816	12,360,962	35,834,568	24,052,430
Selling, general and administrative expenses	4,518,881	3,239,738	8,578,137	6,336,060
Depreciation and amortization	468,615	337,242	998,202	570,891

Total costs and expenses	25,634,312	15,937,942	45,410,907	30,959,381

OPERATING INCOME	2,470,732	1,815,102	4,510,143	3,229,941

OTHER EXPENSE (INCOME):
Interest expense	185,636	134,502	308,218	214,436
Interest income	(140,663)	(74,214)	(355,175)	(174,752)
Minority interest	57,140	-	60,788	-

INCOME BEFORE INCOME TAX PROVISION	2,368,619	1,754,814	4,496,312	3,190,257

Income tax provision	867,106	690,167	1,722,184	1,211,180

NET INCOME	$1,501,513	$1,064,647	$2,774,128	$1,979,077

Basic net income per common share	$0.21	$0.19	$0.39	$0.37

Diluted net income per common share	$0.19	$0.18	$0.35	$0.34

Basic weighted average number of common shares outstanding	7,079,977	5,500,579	7,026,818	5,408,531

Diluted weighted average number of common shares outstanding	7,953,098	6,026,999	8,007,103	5,849,495

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
ASSETS	2007	2007
	(Unaudited)	(Note 1)
CURRENT ASSETS:

Cash and cash equivalents	$11,024,104	$21,558,739
Accounts receivable, net of allowance of $98,786 at October 31, 2007 and April 30, 2007	23,544,604	16,560,636
Costs and estimated earnings in excess of billings on uncompleted contracts	5,136,082	2,499,940
Inventory	3,390,568	2,260,082
Prepaid expenses and other current assets	1,343,722	732,043
Deferred tax assets	35,000	27,000
Total current assets	44,474,080	43,638,440

PROPERTY AND EQUIPMENT, net	6,308,336	5,488,920

OTHER INTANGIBLE ASSETS, net	2,096,281	1,683,349

GOODWILL	22,214,441	20,469,608

OTHER ASSETS	144,275	273,353

Total assets	$75,237,413	$71,553,670

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

LIABILITIES AND SHAREHOLDERS' EQUITY

	October 31,	April 30,
	2007	2007
	(Unaudited)	(Note 1)
CURRENT LIABILITIES:

Current portion of loans payable	$3,231,949	$2,598,872
Current portion of capital lease obligations	22,554	-
Accounts payable and accrued expenses	9,518,305	6,802,110
Billings in excess of costs and estimated earnings on uncompleted contracts	2,344,853	2,272,688
Deferred revenue	656,107	504,458
Due to shareholders	644,000	707,000
Income taxes payable	373,226	433,361
Total current liabilities	16,790,994	13,318,489

Borrowings under line of credit	-	4,454,217
Loans payable, net of current portion	171,706	284,016
Capital lease obligations, net of current portion	347,366	-
Deferred tax liabilities	730,000	611,000
Total liabilities	18,040,066	18,667,722

Minority interest in subsidiary	1,414,753	1,353,965
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-

Common stock - $0.0001 par value, 75,000,000 shares authorized, 7,084,344 and 6,971,698 shares issued and outstanding at October 31, 2007 and April 30, 2007, respectively	708	696
Additional paid-in capital	49,267,666	47,901,160
Retained earnings	6,405,343	3,631,215
Accumulated other comprehensive income (loss) on foreign currency translation	108,877	(1,088)

Total shareholders' equity	55,782,594	51,531,983

Total liabilities and shareholders' equity	$75,237,413	$71,553,670

Note 1.  Certain reclassifications have been made to prior period financial statements to conform to current presentation.

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